                                                                     Exhibit 12


                      ROSE HILLS COMPANY AND SUBSIDIARIES

                      RATIO OF EARNINGS TO FIXED CHARGES
                    (millions of dollars except for ratios)

                                               Year            Year          Year
                                              ended           ended         ended
                                             December        December      December
                                             31, 1999        31, 1998      31, 1997
                                             --------        --------      --------
Earnings:
Income:(loss) before income taxes........         7.3             3.0          (1.7)
Add: fixed charges, net..................        15.9            16.5          16.5
                                                 ----            ----          ----
  Income (loss) before income taxes and
    fixed charges, net...................        23.2             19.5         14.8
Fixed charges: Total interest expense....        15.9             16.5         16.5
    Total fixed charges..................        15.9             16.5         16.5
                                                 ----             ----         ----
Ratio of earnings to fixed charges.......        1.46             1.18          .90
                                                 ----             ----         ----
Coverage deficiency.....................          --               --          1.7
                                                 ====             ====         ====